Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Spire Global, Inc. (formerly known as NavSight Holdings, Inc.) on Form S-1 of our report dated March 29, 2021, except for the effects of the restatement discussed in Notes 2 as to which the date is May 12, 2021, which includes an explanatory paragraph as to NavSight Holdings, Inc.’s substantial doubt to continue as a going concern, with respect to our audit of the financial statements of NavSight Holdings, Inc. as of December 31, 2020 and for the period from May 29, 2020 (inception) through December 31, 2020, which report appears in this Registration Statement. We were dismissed as auditors on August 16, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Melville, NY

September 22, 2021